As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-268563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

TERAWULF INC.
(Exact name of registrant as specified in its charter)

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9 Federal Street Easton, Maryland 21601 (410) 770-9500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	General Counsel 9 Federal Street Easton, Maryland 21601 (410) 770-9500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Delaware
(State or other jurisdiction of
incorporation or organization)
TeraWulf Inc.
9 Federal Street
Easton, Maryland 21601
(410) 770-9500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)

87-1909475
(I.R.S. Employer
Identification No.)
Stefanie Fleischmann
General Counsel
9 Federal Street
Easton, Maryland 21601
(410) 770-9500
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

______________________________

Copies to:

David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

______________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2022

PROSPECTUS

TeraWulf Inc.

26,381,172 Shares of Common Stock

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The selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 26,381,172 shares of our common stock, par value $0.001 per share covered by this prospectus, consisting of (i) 7,481,747 shares of common stock, par value $0.001 per share (the “Existing Shares”), (ii) 7,481,747 shares of our common stock, par value $0.001 per share issuable upon exercise of 7,481,747 warrants issued in a private placement transaction which closed on October 6, 2022 (the “October Private Placement Warrant Shares”) issued to certain of the Selling Stockholders (the “October Private Placement Warrants”) pursuant to the October Private Placement Warrant Agreement (as defined herein), (iii) 2,667,678 shares of our common stock, par value $0.001 per share (the “Lender Warrant Shares”) issuable upon exercise of warrants issued to the Company’s lenders (the “Lender Warrants”) pursuant to the Amended and Restated Warrant Agreement (as defined herein) and (iv) 8,750,000 shares of our common stock, par value $0.001 per share issuable upon exercise of 11,250,000 warrants issued in a private placement transaction which closed on December 12, 2022 (the “December Private Placement Warrant Shares” and together with the October Private Placement Warrant Shares and the Lender Warrant Shares, the “Warrant Shares” and the Warrant Shares together with the Existing Shares, the “Shares”) issued to certain of the Selling Stockholders (the “December Private Placement Warrants” and together with the October Private Placement Warrants and the Lender Warrants, the “Warrants”) pursuant to the December Private Placement Warrant Agreement (as defined herein).

The October Private Placement Warrants entitle the holders thereof to acquire an aggregate of 7,481,747 Warrant Shares. The October Private Placement Warrants have an initial exercise price of $1.93 per share, subject to adjustment in certain circumstances. Holders of the October Private Placement Warrants have the option to exercise on a “cashless basis” by surrendering October Private Placement Warrants to pay the applicable exercise price. The October Private Placement Warrants are exercisable beginning on October 6, 2022 and will expire on October 6, 2027.

The Lender Warrants entitle the holders thereof to acquire an aggregate of 2,667,678 Warrant Shares. The Lender Warrants have an initial exercise price of $0.01 per share, subject to adjustment in certain circumstances. The Lender Warrants are exercisable beginning on September 29, 2022 and will expire on December 31, 2025.

The December Private Placement Warrants entitle the holders thereof to acquire an aggregate of 8,750,000 Warrant Shares. The December Private Placement Warrants have an initial exercise price of $0.40 per share, subject to adjustment in certain circumstances. The December Private Placement Warrants are exercisable beginning on January 16, 2023 and will expire on January 31, 2023.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we may receive proceeds from any exercise of the Warrants. We have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker, dealers or agents. The Selling Stockholders from time to time may offer and sell the Shares held by them directly or through underwriters, broker, dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus. Refer to the section titled “Plan of Distribution.”

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i

Our common stock, par value $0.001 per share, (the “Common Stock”) is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “WULF.” On December 22, 2022, the last reported sale price of our Common Stock on Nasdaq was $0.62 per share.

Because all of the Shares offered under this prospectus are being offered by the Selling Stockholders, we cannot currently determine the price or prices at which the Shares may be sold under this prospectus.

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Investing in our Common Stock involves risks. See “Risk Factors” on page 2 of this prospectus and any other risk factors included in the applicable prospectus supplement and the documents incorporated by reference into this prospectus or the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2022

TABLE OF CONTENTS

ABOUT THIS PROSPECTUSiv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTSv

PROSPECTUS SUMMARY1

RISK FACTORS4

USE OF PROCEEDS11

SELLING STOCKHOLDERS12

DESCRIPTION OF CAPITAL STOCK16

PLAN OF DISTRIBUTION20

LEGAL MATTERS22

EXPERTS22

WHERE YOU CAN FIND MORE INFORMATION22

INCORPORATION BY REFERENCE22

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders named in this prospectus may, from time to time, offer and sell the Shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Shares the Selling Stockholders may offer. Each time the Selling Stockholders sell the Shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement, or information incorporated by reference into this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in the applicable prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the applicable prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” This prospectus may not be used to consummate a sale of the Shares unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to offerings of the Shares.

In deciding whether or not to invest in our Common Stock, you should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement or free writing prospectus filed by us with the SEC. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement and free writing prospectus. If anyone provides you with different or inconsistent information or representation, you should not rely on them. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than our Common Stock described in such applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context requires otherwise, references in this prospectus to “TeraWulf,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to TeraWulf Inc. together with its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. These forward-looking statements are contained principally in the sections titled “Risk Factors” and “Use of Proceeds.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For TeraWulf, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

●	conditions in the cryptocurrency mining industry, including any prolonged substantial reduction in cryptocurrency prices and, specifically, the value of bitcoin, which could cause a decline in the demand for TeraWulf’s services;
●	competition among the various providers of data mining services;
●	the need to raise additional capital to meet our business requirements in the future, which may be costly or difficult to obtain or may not be obtained (in whole or in part) and, if obtained, could significantly dilute the ownership interests of TeraWulf’s shareholders;
●	the ability to implement certain business objectives and the ability to timely and cost-effectively execute integrated projects;
●	adverse geopolitical or economic conditions, including a high inflationary environment;
●	security threats or unauthorized or impermissible access to our datacenters, our operations or our digital wallet;
●	counterparty risk with respect to our digital asset custodian and our mining pool operator;
●	employment workforce factors, including the loss of key employees;
●	changes in governmental safety, health, environmental and other regulations, which could require significant expenditures;
●	liability related to the use of TeraWulf’s services;
●	currency exchange rate fluctuations; and
●	other risks, uncertainties and factors included or incorporated by reference in this prospectus, including those set forth under “Risk Factors” and those included under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, which are incorporated by reference into this prospectus.

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no

v

obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained in, or incorporated by reference into, this prospectus. It may not contain all of the information that may be important to you in making a decision to invest in our Common Stock. You should carefully read this prospectus in its entirety, including the section titled “Risk Factors” and our historical consolidated financial statements and accompanying notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statement and other filings we have made with the SEC, before making a decision to invest in our Common Stock. Refer to the sections titled “Where You Can Find More Information” and “Incorporation by Reference.”

Business Overview

TeraWulf is a digital asset technology company with a core business of digital infrastructure and energy development to enable sustainable bitcoin mining. TeraWulf, together with its subsidiaries, develops, owns and operates its bitcoin mining facility sites in the United States using nuclear, hydro and solar energy sources, currently consuming over 90% zero-carbon energy with a target of 100% by 2028. TeraWulf began trading on Nasdaq under the symbol “WULF” on December 14, 2021, following its successful strategic business combination with IKONICS Corporation. TeraWulf commenced industrial scale bitcoin mining in March 2022 and is currently completing the initial buildout at two of its near zero-carbon data centers in New York and Pennsylvania.

Our primary source of revenue is from sustainably mining bitcoin at our bitcoin mining facility sites. We also earn revenue from miner hosting services to certain third parties, which makes up a minority of our overall revenue. We also receive proceeds from the sale of mined bitcoin and the commercial optimization of our power supply. We do not hold, sell or transact in bitcoin or any other digital assets for anyone other than ourselves. We do not hedge our bitcoin.

The majority of our revenue comes from our self-mined bitcoin, which we store and safeguard in a cold storage wallet held by our custodian, NYDIG Trust Company LLC (“NYDIG”), a duly chartered New York limited liability trust company. We participate in a mining pool operated by Foundry Digital LLC (“Foundry”), and at the end of each day, our earned bitcoin is sent by Foundry to our wallet address custodied with NYDIG. Any bitcoin mined by third-party miners hosted at our Lake Mariner Data LLC (“Lake Mariner”) facility site is either (1) delivered directly into the third-party miners’ wallets, which we have neither access to nor oversight over, or (2) delivered into our wallet held by NYDIG, pursuant to the mined bitcoin sharing arrangements agreed to in our respective miner hosting agreements. To the extent we sell any of our mined bitcoin, we do so using NYDIG Execution LLC (“NYDIG Execution”), a Delaware LLC registered as a Money Services Business with the Financial Crimes Enforcement Network and licensed with a BitLicense by the New York State Department of Financial Services. Funds from the sale of our bitcoin by NYDIG Execution are deposited by NYDIG Execution directly into the Company’s account at a U.S. depository institution.

As described further in the section titled “Risk Factors” herein, even though we do not hold any cryptocurrency on others’ behalf and do not hold our cryptocurrency on exchanges, our business, financial condition and results of operations may still be adversely affected by recent industry-wide developments beyond our control, including the continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX Trading Ltd., et al. (“FTX”) (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows Capital (“Three Arrows”) and crypto lenders Celsius Network LLC, et al. (“Celsius”), Voyager Digital Ltd., et al. (“Voyager”) and BlockFi Inc., et al. (“BlockFi”). Although our cryptocurrency mining business has no exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy; we have no assets, material or otherwise, that may not be recovered due to these bankruptcies; and we have no exposure to any other counterparties, customers, custodians or other crypto asset market participants known to have (i) experienced excessive redemptions or suspended redemptions or withdrawal of crypto assets, (ii) their crypto assets of their customers unaccounted for, or (iii) experienced material corporate compliance failures; and our activities in the commercial optimization of the power supply are unaffected by the recent crypto market events; our business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

For a description of our business, financial condition, results of operations and other important information regarding TeraWulf, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.terawulf.com.

Recent Developments

October 2022 Private Placement

On October 6, 2022, the Company entered into (a) subscription agreements (the “October Subscription Agreements”) with certain accredited investors (the “October Investors”) pursuant to which such October Investors purchased from the Company units (the “October Units”) consisting of: (i) the Existing Shares and (2) October Private Placement Warrants exercisable for October Private Placement Warrant Shares in a private placement transaction exempt from registration under the Securities Act and (b) a warrant agreement (the “October Private Placement Warrant Agreement) with the October Investors. The October Private Placement Warrant Agreement governs the terms and conditions of the October Private Placement Warrants. Upon closing of the private placement transaction on October 6, 2022, the October Units separated into the Existing Shares and the October Private Placement Warrants.

In connection with the signing of the October Subscription Agreements, the Company and the October Investors entered into a Registration Rights Agreement, dated as of October 6, 2022, pursuant to which the Company agreed to provide customary registration rights to the October Investors with respect to the Common Stock issuable upon conversion of the October Private Placement Warrants.

Amendment and Restatement of Lender Warrant Agreement

On October 7, 2022, the Company entered into an amendment and restatement of that certain warrant agreement, dated July 1, 2022, by and among the Company and the holders party thereto (such amended agreement, the “Amended and Restated Warrant Agreement”). The Amended and Restated Warrant Agreement provided for the immediate exercisability of the Lender Warrants.

Future Sales and Purchase Agreement

On December 8, 2022, Lake Mariner Data LLC (“Lake Mariner”), a subsidiary of the Company, entered into a future sales and purchase agreement (the “Agreement”) with Bitmain Development PTE. Ltd. (“Bitmain”). The Agreement provides that Lake Mariner will receive 14,000 S19j Pro miners from Bitmain for delivery in Q1 2023 for a total purchase price of $22.4 million, which the Company will pay for using its remaining unused deposits with Bitmain at no additional cost to the Company.

Registered Direct Offering and December 2022 Private Placement

On December 12, 2022, the Company entered into (a) subscription agreements (the “December Subscription Agreements”) with certain accredited investors (the “December Investors”) pursuant to which the Company issued (i) to the December Investors, 16,850,000 shares of Common Stock (the “Registered Common Stock”) as part of a registered direct offering (the “Registered Direct Offering”), at a purchase price of $.40 per share of Registered Common Stock, for an aggregate purchase price of $6.74 million before deducting any fees and other expenses and (ii) to certain of the December Investors, the December Private Placement Warrants exercisable for December Private Placement Warrant Shares in a private placement transaction exempt from registration under the Securities Act and (b) a warrant agreement (the “December Private Placement Warrant Agreement) with such December Investors. The December Private Placement Warrant Agreement governs the terms and conditions of the December Private Placement Warrants.

In connection with the signing of the December Private Placement Warrant Agreement, the Company and certain of the December Investors entered into a Registration Rights Agreement, dated as of December 12, 2022, pursuant to which the Company agreed to provide customary registration rights to such December Investors with respect to the December Private Placement Warrant Shares.

Loss of Controlled Company Status

After giving effect to the issuance of the Registered Common Stock in the Registered Direct Offering, Paul Prager, founder and Chief Executive Officer of the Company, no longer controlled a majority of the Company’s outstanding shares, and certain proxies granted in favor of Stammtisch Investments LLC, an entity owned and controlled by Mr. Prager, terminated in accordance with their terms. As a result, the Company is no longer considered a “controlled company” under applicable Nasdaq rules. Accordingly, following permitted phase-in periods, the Company will be required to comply with certain Nasdaq governance requirements.

Corporate Information

TeraWulf was incorporated under the laws of the State of Delaware in February 2021. Our principal executive offices are located at 9 Federal Street, Easton, Maryland 21601, and our telephone number is (410) 770-9500. Our website address is www.terawulf.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you invest in our Common Stock, you should consider carefully all of the information set forth in this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein and therein, including the risk factors set forth under Item 1A titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q incorporated by reference into this prospectus, as may be modified or superseded from time to time by our future filings with the SEC under the Exchange Act. The risks, uncertainties and assumptions described in any document incorporated by reference into this prospectus or any applicable prospectus supplement are not the only ones we face, but are considered by us to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future business, financial condition and results of operations. The market price of our Common Stock could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our Common Stock. Refer to sections titled “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Our Business

If TeraWulf is unable to successfully maintain its Equipment Supply Agreements on acceptable terms or at all, TeraWulf’s business, financial condition and results of operations may suffer.

Mining bitcoin requires access to massive amounts of electrical power and relationships with leading mining equipment manufacturers. Furthermore, consistent with TeraWulf’s carbon mandate, TeraWulf’s activities must be supported by sustainable energy sources. A limited number of suppliers produce mining equipment to power sustainable industrial-scale mining. Any shortage of mining equipment may negatively impact the viability and expected economic return for TeraWulf’s bitcoin mining activities.

TeraWulf has structured and secured competitive equipment supply agreements to purchase state-of-the-art mining equipment from Bitmain Technologies Limited (“Bitmain”) and Minerva. Since its inception, TeraWulf has executed an equipment purchase agreement with Minerva, four non-fixed price sales and purchase agreements with Bitmain and five future sales and purchase agreements with Bitmain. TeraWulf will be highly dependent on the Minerva agreement and the Bitmain agreements (collectively, the “Equipment Supply Agreements”) for the development of its business models.

TeraWulf cannot guarantee that it will ultimately be able to successfully consummate the transactions contemplated by the Equipment Supply Agreements on terms acceptable to both TeraWulf’s management team and Bitmain or Minerva, as applicable. Despite securing Equipment Supply Agreements that provide for delivery of an aggregate total of 44,450 miners between January 2022 and March 2023, such Equipment Supply Agreements are subject to uncertain contractual provisions that could, under certain conditions, leave TeraWulf without adequate or sufficient equipment for its mining operations. Under the Equipment Supply Agreements, the total purchase price is an estimated price, with the actual price to be determined at a specified timeframe before shipment of the respective batch of miners. In addition, each batch of miners constitutes independent legal obligations, and TeraWulf will have limited legal recourse in the event of delays to the delivery date.

Furthermore, the Bitmain agreements are solely governed by and construed in accordance with the laws of Hong Kong. In the event that geopolitical turmoil, political instability, civil disturbances and restrictive government actions cause changes to the laws of Hong Kong, TeraWulf could face difficulties enforcing rights and obligations between the parties in the Bitmain agreements. The Minerva agreement is governed by the laws of the Province of Alberta, Canada without regard to any conflict of law provisions that might otherwise apply. Such contractual provisions leave TeraWulf with limited avenues for legal recourse in the event of disputes between the parties.

If TeraWulf is unable to successfully maintain such agreements or TeraWulf’s counterparties fail to perform their obligations under the final agreements, TeraWulf may be forced to look for alternative power providers. There is no assurance that TeraWulf will be able to find alternative suppliers on acceptable terms in a timely manner, or at all. Any significant nonperformance by suppliers could have a material adverse effect on TeraWulf’s business prospects, financial condition and operating results.

Since the development, construction and operation of the Nautilus Cryptomine Facility is subject to the terms of a joint venture agreement, TeraWulf may have less control over strategic decisions.

On August 27, 2022, TeraWulf entered into an amended and restated joint venture agreement with an affiliate of Talen Energy Corporation (“Talen”). The joint venture agreement provides that, except for certain specified matters, decisions are to be made by a majority vote of the board of managers. The board of managers is comprised of one manager appointed by TeraWulf and three managers appointed by Talen. Any significant disagreements between joint venture partners on strategic decisions or the inability of the Talen affiliate to meet obligations to the joint venture or third parties may impede TeraWulf’s ability to control aspects of the development, construction, and operation of the Nautilus Cryptomine Facility.

The digital asset exchanges on which cryptocurrencies, including bitcoin, trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Such failures may result in a reduction in the price of bitcoin, or even cause the market for bitcoin to disappear entirely, which would adversely affect an investment in us.

Digital asset exchanges on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated although regulatory scrutiny of digital asset exchanges is increasing. Many digital exchanges currently do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, cryptocurrency exchanges, which may cause the price of bitcoin to decline. For example, in the first half of 2022, each of Celsius, Voyager and Three Arrows declared bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. In November 2022, FTX, the third largest digital asset exchange by volume at the time, halted customer withdrawals and shortly thereafter, FTX and its subsidiaries filed for bankruptcy.

In response to these events, the digital asset markets, including the market for bitcoin specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital assets markets and in bitcoin. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital assets markets continues to be negatively impacted by these events, digital asset prices, including the price of bitcoin, may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in bitcoin’s value. Because the value of bitcoin is derived from the continued willingness of market participants to exchange government-issued currency that is designated as legal tender in its country of issuance through government decree, regulation, or law (“fiat” currency) for bitcoin, permanent and total loss of the value of bitcoin may result should the marketplace for bitcoin be jeopardized or disappear entirely.

We are continuing to monitor and evaluate our risk management procedures, but we believe our current risk management procedures are reasonably designed and effective. We do not participate in any digital asset exchanges; we do not hold, sell or redeem any cryptocurrency on anyone else’s behalf; we hold our proprietary bitcoin, and any bitcoin earned from hosting arrangements, in a cold storage wallet with our digital asset custodian, NYDIG, a duly chartered New York limited liability trust company, to act as a custodian for our mined bitcoin; we do not hedge our bitcoin; and we sell our bitcoin using NYDIG Execution, a Delaware LLC registered as a Money Services Business with the Financial Crimes Enforcement Network and licensed with a BitLicense by the New York State Department of Financial Services. Even still, the perceived lack of stability in digital asset exchanges and potential decline in the value of bitcoin could adversely affect an investment in us. Furthermore, any permanent, non-temporary decrease in the price of bitcoin would cause a risk of increased losses or impairments in our investments or other assets.

TeraWulf will need to raise additional capital to meet its business requirements in the future, which capital raising may be costly or difficult to obtain or may not be obtained (in whole or in part) and, if obtained, could significantly dilute the ownership interests of TeraWulf’s shareholders.

TeraWulf had a working capital deficiency of $89.5 million as of September 30, 2022. TeraWulf will require additional capital in the future to support its operations and may seek to raise additional financing in the future. TeraWulf may not be able to borrow or raise additional capital to meet its current liquidity needs or to otherwise provide the capital necessary to expand its operations and business, whether due to negative investor sentiment from the recent Chapter 11 bankruptcy filings of various cryptocurrency market participants, including FTX, BlockFi, Celsius, Voyager and Three Arrows, or adverse geopolitical or economic conditions, which might result in the value of our Common Stock decreasing or becoming worthless. If TeraWulf is unable to raise sufficient financing to meet its liquidity needs, then we may not be able to continue our current operations.

TeraWulf does not rely on third-party exchanges; mines only bitcoin (and no other cryptocurrency) solely for its own account (without customers or counterparties); hosts certain third parties miners at its Lake Mariner datacenter, but does not have any access to or control over third parties’ mined revenue; and, significantly, does not hold crypto assets on behalf of third parties or any customers and has no exposure (whether through deposits or otherwise) to any cryptocurrency market participants that recently filed for Chapter 11 bankruptcy or are known to have experienced excessive redemptions, suspended redemptions or have crypto assets of their customers unaccounted for. Additionally, our business in the commercial optimization of power is unaffected by the recent crypto industry market events. However, negative investor sentiment regarding the cryptocurrency industry at large may make it difficult for TeraWulf to obtain additional financing on terms that are acceptable, which could affect TeraWulf’s liquidity. Obtaining additional financing contains risks, including, among others:

●	additional equity or debt financing may not be available to TeraWulf on satisfactory terms and any equity TeraWulf is able to issue will lead to dilution of the ownership interests of TeraWulf’s shareholders;
●	loans or other debt instruments may have terms and/or conditions, such as restrictive covenants, which may limit TeraWulf’s future financing activities; and
●	heightened scrutiny of companies involved with cryptocurrencies in the current regulatory environment, especially as a result of the recent Chapter 11 bankruptcy filings of FTX, BlockFi, Celsius, Voyager and Three Arrows, combined with TeraWulf’s capital constraints, may prevent TeraWulf from being able to obtain adequate financing.

Our liquidity has been substantially dependent on our financing efforts and our business could be materially adversely affected by limited liquidity in the future.

We began bitcoin mining in March 2022 and to date, we have not achieved positive net earnings. We have primarily relied upon draws under our Loan, Guaranty and Security Agreement dated as of December 1, 2021, among Wilmington Trust, National Association, a national banking association, in its capacity as administrative agent and collateral agent, the lenders party thereto, the guarantors party thereto and the Company (as amended from time to time, the “LGSA”), as well as additional equity and debt financings, in addition to operating cash flow, to fund our operations. Our bitcoin mining business is in its early stages, and bitcoin and energy pricing and bitcoin mining economics are volatile and subject to uncertainty. Our business is subject to the numerous risks and volatility associated with the cryptocurrency industry, including the fallout from the Chapter 11 bankruptcies of FTX, Voyager, Celsius and BlockFi, declines in the value of or fluctuating bitcoin to U.S. Dollar prices, the costs of bitcoin miners, supply chain constraints and other factors that cause delays in miner deliveries, the number of market participants mining bitcoin, interruptions in our power supply, and regulatory changes.

Although the Company has taken actions, such as the Registered Direct Offering, the issuance of the December Private Placement Warrants and the issuance of the October Units, to increase its liquidity, the issues described above and other developments that may negatively affect the Company’s liquidity, such as high inflation and a potential recession, may continue or recur in the future. Actions previously taken by the Company to address these issues, such as cost cutting, may have a negative effect on the future business and results of operations of the Company. There can be no assurance that these developments will not impact the Company’s liquidity in the future. If the Company is unable to finance its business on either a short-term or long-term basis due to a decrease in borrowing capacity under the LGSA or liquidity, it could result in a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Although our digital assets are only stored using cold storage, we are subject to counterparty risk with respect to our digital asset custodian, NYDIG Trust Company LLC.

We use NYDIG Trust Company, LLC (“NYDIG”), a duly chartered New York limited liability trust company, to act as a custodian for our mined bitcoin. NYDIG receives and holds our custodied assets, which includes both our digital assets and any cash we may choose to custody with NYDIG.

Our digital assets custodied with NYDIG are not “deposits” within the meaning of U.S. federal or state banking law, and thus balances of digital assets held in our custodian account are not subject to Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation (“SIPC”) protections. Additionally, instructions to NYDIG to withdraw our digital assets are sent, and digital assets are received by us from NYDIG, using digital asset networks, and the software and cryptography that governs the protocols of digital asset networks have short histories and could at any time be found ineffective or faulty, which could result in the complete loss of value or theft of our digital assets custodied with NYDIG. Additionally, the nature of digital assets means that any technological difficulties experienced by NYDIG may prevent us from accessing or using our bitcoin custodied with NYDIG. Only NYDIG holds the private keys to our wallet, and no one at the Company has access to our wallet’s private keys; any loss of our private keys relating to, or hack or other compromise of, our digital wallet would adversely affect our ability to access or sell our bitcoin. No physical, operational and cryptographic system for the secure storage of private keys is perfectly secure, and loss or theft due to operational or other failure of NYDIG’s operations is always possible.

However, pursuant to our Digital Asset Custodial Agreement, dated as of March 10, 2022, between us and NYDIG (as may be amended, modified or supplemented from time to time, the “Custody Agreement”), NYDIG has covenanted that it holds our digital assets in a segregated account that will at all times be identifiable in NYDIG’s database as being stored for our benefit; that NYDIG has no right, interest or title in our digital assets; and that our digital assets do not constitute an asset on the balance sheet of NYDIG. To the extent NYDIG holds any cash on our behalf, NYDIG may hold our cash in one or more omnibus “for benefit of customers” accounts at one or more U.S. insured depository institutions; however, at this time, the Company has no cash custodied, and has no immediate or future plans to custody, any cash with NYDIG. Furthermore, NYDIG has covenanted that our digital assets will not be commingled with other digital assets held by NYDIG, except temporarily (typically for no longer than 12 hours, but in no case longer than 72 hours) as an operational matter, if required, to effect a transfer into or out of our digital asset account. Significantly, NYDIG represents and warrants that beneficial and legal ownership of all our digital assets is, and will remain, freely transferable without the payment of money or value and that NYDIG has no ownership interest in our account.

While we believe that the Custody Agreement provides our business with reasonable protections for our business’s operations and the safe storage of our digital assets, we make no assurances that storing our digital assets with NYDIG is free from risk, given the various risks enumerated above. To the best of our knowledge, NYDIG safely stores our digital assets in segregated accounts as represented in the Custody Agreement, however, if NYDIG were to be in breach of the Custody Agreement, our digital assets could be compromised. Additionally, if NYDIG were to cease operations, declare insolvency or file for bankruptcy, there is a reasonable risk that recovery of our assets, though kept in segregated accounts, would be delayed or unrecoverable. Additionally, if NYDIG were to cease operations, declare insolvency or file for bankruptcy, we do not have a readily available backup custodian at this time, and so we would need to self-custody our digital assets using cold storage until we could contract with another adequate custodian for the safe storage of our assets which may have a disruptive effect on our business. In the meantime, our mined bitcoin would continue to aggregate in our proprietary wallet until we found a suitable cold storage custodian.

We are subject to counterparty risk with respect to our mining pool operator, Foundry Digital LLC.

We participate in a mining pool operated by Foundry, a limited liability company organized under the laws of the State of Delaware. As a mining pool participant, we rely on Foundry’s open access mining pool to receive our daily mining rewards and fees from the bitcoin network; at the end of each day, our earned bitcoin is sent by Foundry to our wallet address custodied with NYDIG. Mining pools like Foundry’s allow miners like ours to combine their computing and processing power, increasing our chances of solving a block and getting rewarded by the bitcoin network. Foundry uses the Full Pay Per Share model, which means that in exchange for providing computing power to the pool, TeraWulf is entitled to compensation, calculated on a daily basis, at an amount that approximates the total bitcoin that could have been mined using TeraWulf’s computer power, based upon the then-current blockchain difficulty. Under this model, we are entitled to compensation regardless of whether Foundry successfully records a block to the bitcoin blockchain. Should Foundry’s operator systems suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, while we receive daily reports from Foundry detailing the total processing power provided to its mining pool and our proportion of that total processing power to determine the distribution of rewards to us, we are dependent on the accuracy of Foundry’s record keeping. We have little means of recourse against Foundry if we determine the proportion of the reward paid out to us by Foundry is incorrect, other than leaving Foundry’s pool altogether. If we are unable to consistently obtain accurate proportionate rewards from our pools, we may experience reduced rewards for our efforts, which would have an adverse effect on our business and operations. Additionally, were Foundry to cease operations, declare insolvency or file for bankruptcy, there is a reasonable risk that recovery of any mining rewards or fees that had not yet been delivered into our wallet held at NYDIG would be delayed or unrecoverable.

If the value of bitcoin declines precipitously, the value of our collateral under our Loan, Guaranty and Security Agreement with Wilmington Trust, National Association as administrative agent may also decline, and we would face increased losses or impairments in our investments and other assets.

Our mined bitcoin, together with all of our Company’s other assets, serves as collateral for our lenders under our LGSA. If the price of bitcoin were to decline precipitously, the value of our collateral package under the LGSA will also decline. While we are still able to draw on our LGSA even if the value of the collateral declines, our ability to raise more financing from our existing lenders or new lenders may be impaired by the current crypto asset market disruption. We would also face a risk of increased losses or impairments in our investments and other assets if the price of bitcoin were to permanently decline.

To protect our bitcoin that is part of our collateral under our loan, we have entered into a Deposit Account Control Agreement, dated as of March 11, 2022, by and among the Company, NYDIG and Wilmington Trust, National Association (on behalf of the lenders under the LGSA) (the “DACA”). Pursuant to the DACA, we deposit our bitcoin with NYDIG in a segregated account, subject to the security interest of Wilmington Trust, National Association, as a secured party. We have also entered into a Digital Asset Execution Agreement between us and NYDIG Execution, a Delaware LLC registered as a Money Services Business with the Financial Crimes Enforcement Network and licensed with a BitLicense by the New York State Department of Financial Services, dated as of September 16, 2022 (as amended, modified or supplemented from time to time, the “Execution Agreement”). Pursuant to the Execution Agreement, so long as the DACA is in effect, we are the lawful owner of all digital assets we send to NYDIG Execution in connection with a transaction (including through transfers from NYDIG and/or NYDIG Execution under the DACA). The Execution Agreement further provides that title and ownership to any such digital assets passes to the purchaser of such digital assets free and clear of liens, claims, charges, encumbrances and transfer restrictions, assuming that cash owing to us from any such transaction is settled directly into a deposit account in our name at a third-party U.S. depository institution. All funds from the sale of bitcoin by NYDIG Execution are currently deposited by NYDIG Execution directly in a third-party U.S. depository institution. Despite these assurances in the Execution Agreement, if NYDIG were to be in breach of the Execution Agreement, our bitcoin and collateral package under our loan with our lenders would be at risk. See also “— Although our digital assets are only stored using cold storage, we are subject to counterparty risk with respect to our digital asset custodian, NYDIG Trust Company LLC.”

Security threats or unauthorized or impermissible access to our datacenters, our operations or our digital wallet from U.S. or non-U.S. actors could result in a loss of our bitcoin and assets or cause damage to our reputation, each of which could adversely affect our business, financial condition and results of operations.

Security breaches, computer malware, software supply chain attacks and computer hacking attacks have been a prevalent concern in the digital asset exchange markets. Any security breach caused by hacking, which could be by U.S. or non-U.S. actors, and involves efforts to gain unauthorized access to information or systems, cause intentional malfunctions or loss, encryption or corruption of data, software, hardware or other computer equipment, and transmit computer viruses or ransomware could harm our business operations or result in the loss of our digital assets. Furthermore, we believe that, as our business grows, we could become a more appealing target for cybersecurity threats.

As discussed elsewhere herein, we rely on cold storage custody solutions from NYDIG to safeguard our bitcoin from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, cold storage security systems may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God will be borne by TeraWulf. Additionally, our security systems, physical datacenters and operational infrastructure could be breached by outside parties, software defects, action of an employee of TeraWulf, or otherwise and, as a result, an unauthorized party may obtain access to TeraWulf’s private keys, sensitive data control, operation of miners and our bitcoin. In addition, outside parties may attempt to fraudulently induce employees of TeraWulf to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, TeraWulf may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of TeraWulf’s security system could be harmed, which could adversely affect our business, financial condition and results of operations. Furthermore, in the event of a security breach, TeraWulf may be forced to cease operations or suffer a reduction in digital assets, which could adversely affect TeraWulf’s business, financial condition and results of operations.

Risks Relating to Regulatory Matters

We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, prospects or operations.

Until recently, relatively little regulatory attention has been directed toward bitcoin and the bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. We currently only operate in the United States, and do not currently have any plans to expand our operations beyond the United States. As bitcoin has grown in popularity and in market size, the U.S. regulatory regime – namely the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the SEC, the CFTC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. The complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptocurrency industry requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

Additionally, the recent bankruptcy filings of FTX, the third largest digital asset exchange by volume at the time of its filing, and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout calendar year 2022, will likely attract heightened regulatory scrutiny from U.S. regulatory agencies such as the SEC and CFTC. Increasing regulation and regulatory scrutiny may result in new costs for the Company and Company’s management having to devote increased time and attention to regulatory matters, change aspects of the Company’s business or result in limits on the utility of bitcoin. In addition, regulatory developments and/or the Company’s business activities may require the Company to comply with certain regulatory regimes. Increasingly strict legal and regulatory requirements and any regulatory investigations and enforcement may result in changes to our business, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions. Adverse changes to, or our failure to comply with, any laws and regulations may have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

Additionally, although we are not directly connected to the recent cryptocurrency market events, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in the crypto asset markets. Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or may adversely affect the Company’s business, reputation, financial condition and results of operations.

TeraWulf may be at a higher risk of litigation and other legal proceedings due to heightened regulatory scrutiny of the cryptocurrency industry, which could ultimately be resolved against TeraWulf, requiring material future cash payments or charges, which could impair TeraWulf’s financial condition and results of operations.

The size, nature and complexity of the Company’s business could make it susceptible to various claims, both in litigation and binding arbitration proceedings, legal proceedings, and government investigations, due to the heightened regulatory scrutiny following the recent disruptions in the crypto asset markets. The Company believes that since cryptocurrency mining, and the digital asset industry generally, is a relatively new business sector, it is more likely subject to government investigation and regulatory determination, particularly following the recent cryptocurrency market participant bankruptcies described elsewhere herein. Any claims, regulatory proceedings or litigation that could arise in the course of the Company’s business could have a material adverse effect on the Company, its business or operations, or the industry as a whole.

Risks Related to our Common Stock

The market price of our Common Stock may be volatile as a result of recent geopolitical, economic or industry-wide developments, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of our Common Stock could be subject to extreme volatility and fluctuations in response to recent industry-wide developments beyond our control, such as continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows and crypto lenders Celsius, Voyager and BlockFi, as well as the many risk factors listed in this section and the documents incorporated by reference in this registration statement and the accompanying prospectus. Although, as mentioned elsewhere herein, we have no exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy, or who are known to have experienced excessive redemptions, suspended redemptions or have crypto assets of their customers unaccounted for; and we do not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions; the price of our Common Stock may still not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations as well as general economic, political and market conditions, such as recessions, high inflation, interest rate changes or international currency fluctuations, may negatively impact the market price of our Common Stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their shares of Common Stock at or above the price at which they purchased their shares of Common Stock.

USE OF PROCEEDS

We are registering the resale of the Shares by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares offered by this prospectus. The net proceeds from the sale of the Shares offered by this prospectus will be received by the Selling Stockholders.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those set forth below. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Shares by each of the Selling Stockholders.

For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities or the right to acquire such powers within 60 days. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or amendments to the registration statement to which this prospectus relates if and when necessary. The Selling Stockholders may offer all, some or none of their Warrants. We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such securities. In addition, the Selling Stockholders may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of their shares since the date as of which the information is presented in the table below.

	Beneficial Ownership Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock(2)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Common Stock(2)
Oasis Capital LLC(3)	1,032,089	0.71%	317,460	714,629	0.49%
Ali Jassim(4)	2,449,920	1.68%	634,920	1,815,000	1.25%
Alois Rubenbauer(5)	551,226	0.38%	300,000	251,226	0.17%
Holey Duck, LLC(6)	792,556	0.54%	555,556	237,000	0.16%
Brett Guerin(7)	165,000	0.11%	100,000	65,000	0.04%
Bayshore Capital LLC(8)	17,513,644	12.04%	3,174,604	14,339,040	9.86%
Francisco Lopez(9)	217,823	0.15%	119,048	98,775	0.07%
Kenneth Blatt10)	561,532	0.39%	396,826	164,706	0.11%
Kevin Obarski(11)	1,053,548	0.72%	634,920	418,628	0.29%
Revolve Capital(12)	14,155,986	9.73%	3,174,604	10,981,382	7.55%
Lake Harriet Holdings, LLC(13)	3,687,500	2.53%	2,777,778	909,722	0.63%
Allin WULF, LLC(14)	2,777,778	1.91%	2,777,778	0	0.00%
Sunrise Partners Limited Partnership(15)	2,053,946	1.41%	648,019	1,405,927	0.97%
Owl Creek Credit Opportunities Master Fund, L.P.(16)	1,848,548	1.27%	583,216	1,265,332	0.87%
Thracia, LLC(17)	1,350,734	0.93%	440,652	910,082	0.63%
NovaWulf Digital Private Fund, LLC(18)	1,185,434	0.81%	324,008	861,426	0.59%
Mariner Atlantic Multi-Strategy Master Fund, Ltd.(19)	919,727	0.63%	270,009	649,718	0.45%
Lumyna Specialist Funds - Event Alterative Fund(20)	304,586	0.21%	99,363	205,223	0.14%
HN Summit House Credit Opportunities Fund I, L.P.(21)	361,478	0.25%	108,004	253,474	0.17%
Livello Capital Special Opportunities Master Fund LP(22)	273,862	0.19%	86,403	187,459	0.13%

	Beneficial Ownership Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock(2)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Common Stock(2)
Jefferies Leveraged Credit Products, LLC(23)	342,326	0.24%	108,004	234,322	0.16%
Dorado Goose, LLC(24)	10,000,000	6.87%	4,375,000	5,625,000	3.87%
Opportunity Four of Parabolic Ventures Holdings LLC A DE Series(25)	10,000,000	6.87%	4,375,000	5,625,000	3.87%

(1)

Information concerning the Selling Stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any of the Selling Stockholders or others who later hold any interests of the Selling Stockholders will be set forth in the applicable prospectus supplement, absent circumstances indicating that the change is material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)	Based on 145,492,971 shares of Common Stock outstanding as of December 22, 2022.
(3)

Adam Long is the managing member of Oasis Capital LLC, and therefore has shared voting and investment power over such securities. The business address of Oasis Capital LLC is 411 Dorado Beach East, Dorado, Puerto Rico, 00646.

(4)	Ali Jassim is a U.S. citizen. The business address of Mr. Jassim is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901.
(5)	Alois Rubenbauer is a U.S. citizen. The business address of Mr. Rubenbauer is 7000 NW Bahia Beach Blvd., Rio Grande, Puerto Rico, 00745.
(6)

Brandon Adcock is the manager of Holey Duck, LLC, and therefore has shared voting and investment power over such securities. The business address of Holey Duck, LLC is 141 Great Oaks Lane, Charlotte, NC, 28270.

(7)	Brett Guerin is a U.S. citizen. The business address of Mr. Guerin is P.O. Box 837, Rincon, Puerto Rico, 00677.
(8)

Bryan Pascual is the Chief Executive Officer, President and Secretary of Bayshore Capital LLC, the sole member of which is a trust of which Mr. Pascual is the sole trustee and sole lifetime beneficiary, and therefore has sole investment power over such securities. The business address of Bayshore Capital LLC is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico, 00901.

(9)	Francisco Lopez is a U.S. citizen. The business address of Mr. Lopez is Cond Caribe Plaza, Apt. 1402, #35 Ave Munoz Rivera, San Juan, Puerto Rico, 00901.
(10)	Kenneth Blatt is a U.S. citizen. The business address of Mr. Blatt is 5840 NW 26th Ct., Boca Raton, FL, 33496.

(11) Kevin Obarski is a U.S. citizen. The business address of Mr. Obarski is 2150 Park Blvd., San Juan, Puerto Rico, 00913.

(12) Lauren O’Rourke is the President of Revolve Capital LLC, and therefore has sole voting and investment power over such securities. The business address of Revolve Capital LLC is 339 Dorado Beach East, Dorado, Puerto Rico, 00646.

(13) Nazar M. Khan is the President of Lake Harriet Holdings, LLC, and therefore has sole investment power over such securities. The business address of Lake Harriet Holdings, LLC is 4149 Dupont Ave. S., Minneapolis, MN 55409.

(14) Paul B. Prager is the President of Allin WULF, LLC, and therefore has sole voting and investment power over such securities. The business address of Allin WULF, LLC is 9 Federal Street, Easton, MD, 21601.

(15) Paloma Partners Management Company (“PPMC”) is the investment adviser to Sunrise Partners Limited Partnership. Donald Sussman controls PPMC and Josh Hertz is a portfolio manager for PPMC with respect to the shares held by Sunrise Partners Limited Partnership, and therefore they have shared voting and investment power over such securities. Each of Mr. Sussman and Mr. Hertz disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address for Sunrise Partners Limited Partnership is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(16)

Owl Creek GP, LLC is the general partner of Owl Creek Asset Management, L.P, the investment manager to Owl Creek Credit Opportunities Master Fund, L.P. Jeffrey Altman is the managing member of Owl Creek GP, LLC and in that capacity has discretionary authority to vote and dispose of the shares held by Owl Creek Credit Opportunities Master Fund, L.P. and may be deemed to be the beneficial owner of these shares. The business address of Owl Creek GP, LLC is 640 Fifth Ave, Floor 20, New York, New York 10019.

(17)

P. Schoenfeld Asset Management LP is the investment manager of Thracia, LLC (“Thracia”), has voting and investment power over the shares held by Thracia and may be deemed to be the beneficial owner of these shares. The business address of Thracia is c/o P Schoenfeld Asset Management LP, 1350 Avenue of the Americas, 21st Floor, New York, New York 10019.

(18)

Michael Abbate, Paul B. Prager, Nazar M. Kahn and Jason G. New have discretionary authority to vote and dispose of the shares held by NovaWulf Digital Private Fund, LLC (“NovaWulf Private Fund”) and may be deemed to be the beneficial owner of these shares. NovaWulf Private Fund is an affiliate of the Company. The address of NovaWulf Private Fund is 9 Federal Street, Easton, Maryland 21601.

(19) Mariner Investment Group LLC has voting and investment power over the shares held by Mariner Atlantic Multi-Strategy Master Fund, Ltd. and may be deemed to be the beneficial owner of these shares. The business address of Mariner Atlantic Multi-Strategy Master Fund, Ltd. is 500 Mamaroneck Avenue, Suite 101, Harrison, New York 10528.

(20) P. Schoenfeld Asset Management LP is the investment manager of Lumyna Specialist Funds - Event Alternative Fund (“Lumyna”), has voting and investment power over the shares held by Lumyna and may be deemed to be the beneficial owner of these shares. The business address of Lumyna is c/o P Schoenfeld Asset Management LP, 1350 Avenue of the Americas, 21st Floor, New York, New York 10019.

(21)

Summit House Capital Management, LLC has voting and investment power over the shares held by HN Summit House Credit Opportunities Fund I, L.P. and HN Summit House Credit Opportunities Fund I, L.P. may be deemed to be the beneficial owner of these shares. The business address of HN Summit House Credit Opportunities Fund I, L.P. is 5960 Berkshire Ln, 5th Floor, Dallas TX 75225.

(22)

Livello Capital Management LP (“LCM”) serves as the investment advisor for Livello Capital Special Opportunities Master Fund LP. (“LCSO”). Philip Giordano is the Managing Partner and Joseph Salegna is the Chief Financial Officer of LCM. Consequently, LCM, and Messrs. Giordano and Salegna may be deemed to be the beneficial owners of such shares. The business address of LCSO is 1 World Trade Center, 85th Floor, New York, New York 10007.

(23) Jefferies Leveraged Credit Products, LLC is an indirect, wholly-owned subsidiary of Jefferies Financial Group Inc., a publicly-traded company. Jefferies Financial Group Inc. has voting and investment power over the shares held by Jefferies Leveraged Credit Products, LLC and may be deemed to be the beneficial owner of these shares. The business address of Jefferies Leveraged Credit Products, LLC is 520 Madison Avenue, New York, New York 10022.

(24) Tommy Wang is the managing member of Dorado Goose, LLC, and therefore has shared voting and investment power over such securities. The business address of Dorado Goose, LLC is 170 Dorado Beach East, Dorado, Puerto Rico, 00646.

(25) Mateo Levy is the managing member of Opportunity Four of Parabolic Ventures Holdings LLC A DE Series, and therefore has shared voting and investment power over such securities. The business address of Opportunity Four of Parabolic Ventures Holdings LLC A DE Series is 8 The Green Ste 4000, Dover, DE 19901.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our second amended and restated certificate of incorporation, or our certificate of incorporation, our second amended and restated bylaws, or our bylaws, and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and our bylaws, copies of which are on file with the SEC. Refer to section titled “Where You Can Find More Information.”

The following is a summary of information concerning our capital stock, including a summary of certain material terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. You should read these documents in full for complete information on our capital stock. They are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Shares Outstanding. We are authorized to issue up to 200,000,000 shares of Common Stock. As of December 22, 2022, we had 145,492,971 shares of Common Stock issued and outstanding.

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Other Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of our Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders.

Fully Paid. The issued and outstanding shares of our Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock from time to time in one or more series and with such rights and preferences as determined by our board of directors with respect to each series. As of December 16, 2022, we had 9,566 shares of preferred stock issued and outstanding.

Limitation on Liability of Directors and Officers

We are a Delaware corporation. Our amended and restated certificate of incorporation provides that no director is personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed only for the following:

●	any breach of the director’s duty of loyalty to our company or our stockholders;

●	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); and
●	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threated to be made, a party, whether civil or criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by us. The effect of these is to indemnify any officer or director of the Company against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make the following more difficult:

●	acquisition of us by means of a tender offer;
●	acquisition of us by means of a proxy contest or otherwise; or
●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that our board of directors shall consist of not less than three (3) nor more than ten (10) members, which number is determined by resolution of our board of directors. Directors are elected at each annual meeting of stockholders by the vote of a majority of the shares present. Except for directors elected by the holders of any series of preferred stock, any director or our entire board of directors may be removed from office at any time, with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board of directors, or by a sole remaining director.

Restriction on Stockholder Action by Written Consent

Except as otherwise provided in any certificate of designation for any series of preferred stock, our amended and restated certificate of incorporation eliminates the right of our stockholders to act by written consent in lieu of a meeting of stockholders. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated bylaws, special meetings of our stockholders may be called at any time by, and only by, (i) our board of directors, (ii) at any time prior to the first date on which Stammtisch and Stammtisch Affiliates (each as defined therein) cease to beneficially own in the aggregate (directly or indirectly) shares of capital stock entitled to vote generally for the election of our directors representing at least fifteen percent (15%) of such shares of capital stock owned by Stammtisch and Stammtisch Affiliates, by the chairperson of our board of directors upon written request by Stammtisch delivered in writing to our board of directors, or (iii) the Secretary upon proper written request given by or on behalf of one or more stockholders who hold at least fifty percent (50%) of the voting power of all outstanding shares of Common Stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three (3) years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for our Common Stock.

No Cumulative Voting

Neither our amended and restated certificate of incorporation nor our amended and restated bylaws provide for cumulative voting in the election of directors.

Forum for Adjudication of Disputes

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of TeraWulf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of TeraWulf to TeraWulf or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the

Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). Our amended and restated certificate of incorporation also provides that, unless TeraWulf consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions set forth in our amended and restated certificate of incorporation do not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

Our transfer agent and registrar is Equiniti Trust Company.

Listing

Our Common Stock is listed on The Nasdaq Stock Market LLC under the ticker symbol “WULF.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing) or any other stock exchange, market or trading facility on which our Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in the applicable prospectus supplement, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and, in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Shares short and deliver the Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell the Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares offered by this prospectus. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (a) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Shares offered by this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of TeraWulf Inc. as of December 31, 2021 and March 31, 2021 and for the periods from April 1, 2021 to December 31, 2021 and from February 8, 2021 (date of inception) to March 31, 2021 incorporated in this Prospectus by reference from the TeraWulf Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt about the Company’s ability to remain a going concern and the change in the Company’s yearend), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements on Schedule 14A and other information with the SEC. These reports and proxy statements are available free of charge through our website at www.terawulf.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into, and are not considered part of, this prospectus and, as a result, you should not rely on any such information in making your decision whether to invest in our Common Stock. In addition, our filings with the SEC are available on the SEC’s website at www.sec.gov that contains reports, proxy and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the Shares offered by this prospectus. This prospectus, which constitutes part of such registration statement, does not contain all of the information set forth in such registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and the Shares offered by this prospectus, refer to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents which we have filed or will file with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all amendments or supplements we may file to such documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed on March 31, 2022);
●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 (filed on May 16, 2022), the quarter ended June 30, 2022 (filed on August 15, 2022) and the quarter ended September 30, 2022 (filed on November 14, 2022);

●	our Current Reports on Form 8-K on April 11, 2022, April 12, 2022, April 14, 2022, April 26, 2022, June 8, 2022, June 14, 2022, June 23, 2022, July 1, 2022, August 29, 2022, October 12, 2022, October 28, 2022, December 1, 2022, December 9, 2022 (only with respect to the disclosure in Items 1.01 and 9.01), December 12, 2022 (only with respect to the disclosure in Items 1.01, 3.02, 5.01 and 9.01) and December 16, 2022; and
●	the information incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders (filed on May 2, 2022).

In addition, we incorporate by reference into this prospectus any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering. Notwithstanding the foregoing, no information is incorporated by reference into this prospectus or any applicable prospectus supplement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of Section 18 of the Exchange Act, unless we indicate in this prospectus or the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference into this prospectus or any applicable prospectus supplement.

You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

TeraWulf Inc.
Attention: Investor Relations
9 Federal Street
Easton, Maryland 21601
Telephone: (410) 770-9500

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or any other subsequently filed document which is also incorporated by reference into this prospectus modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

26,381,172 Shares of Common Stock

_______________________

PROSPECTUS
_______________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by TeraWulf in connection with the distribution of the securities registered. All amounts shown are estimates, except the SEC registration fee.

Item	Amount To Be Paid
SEC registration fee	$559.27
Legal fees and expenses	$50,000
Accounting fees and expenses	$30,000
Printing expenses	$20,000
Registrar and transfer agent’s fees	$15,000
Miscellaneous	$10,000
Total	$ 125,559

Item 15. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Certificate of Incorporation provides for this limitation of liability.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The Registrant’s second amended and restated certificate of incorporation provides that its officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s second amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable for monetary damages to the Registrant for breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the

Registrant or stockholders of the Registrant, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s second amended and restated certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16. Exhibits.

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which this prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of TeraWulf Inc., dated as of December 13, 2021 (incorporated by reference to Exhibit 3.1 of the Form 8-K12B filed with the SEC on December 13, 2021).
3.2	Amended and Restated Bylaws of TeraWulf Inc., effective as of December 13, 2021 (incorporated by reference to Exhibit 3.2 of the Form 8-K12B filed with the SEC on December 13, 2021).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the validity of the securities being registered.
23.1*	Consent of RSM US LLP, independent registered public accounting firm of TeraWulf Inc.
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages hereto).
107*	Fee Filing Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland on December 23, 2022.

TERAWULF INC.

By: /s/ Paul B. Prager
Name: Paul B. Prager
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 23, 2022.

/s/ Paul B. Prager Paul B. Prager	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer and Director)
/s/ Patrick A. Fleury Patrick A. Fleury	Chief Financial Officer (Principal Financial Officer)
/s/ Kenneth J. Deane Kenneth J. Deane	Chief Accounting Officer and Treasurer (Principal Accounting Officer)
* Nazar M. Khan	Chief Operating Officer, Chief Technology Officer and Executive Director
* Kerri M. Langlais	Chief Strategy Officer and Executive Director
* Michael C. Bucella	Director
* Walter E. Carter	Director
* Catherine J. Motz	Director
* Jason G. New	Director
* Steven T. Pincus	Director
* Lisa A. Prager	Director

*By: /s/ Paul B. Prager
Name: Paul B. Prager
Title: Attorney-in-Fact